EXHIBIT 5.1

SIDLEY	Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA ASIA PACIFIC EUROPE
March 12, 2020
Tupperware Brands Corporation
14901 South Orange Blossom Trail
Orlando, Florida 32837
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Tupperware Brands Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of common stock, $0.01 par value per share of the Company (the “Common Stock”), which may be issued in connection with employment inducement awards (the “Awards”) to be granted to Miguel Angel Fernandez Calero and Richard Goudis (together, the “Award Recipients”), such Awards as described in the Award Recipients’ offer letters from the Company (the “Offer Letters”).
The shares of Common Stock that may become issuable under the Awards includes: (i) 200,000 shares of Common Stock reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Miguel Angel Fernandez Calero; (ii) a number of shares of Common Stock having a grant date value of $900,000 reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Miguel Angel Fernandez Calero; (iii) a number of shares of Common Stock having a grant date value of $600,000 reserved for issuance pursuant to a non-plan inducement restricted stock unit award to be granted to Miguel Angel Fernandez Calero; (iv) 800,000 shares of Common Stock reserved for issuance pursuant to a non-plan inducement performance unit award to be granted to Richard Goudis; and (v) 1,000,000 shares of Common Stock reserved for issuance pursuant to a non-plan inducement non-qualified stock option to be granted to Richard Goudis (the shares described in (i)-(v), the “Registered Shares”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated By-laws, the Offer Letters and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Awards. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing, we are of the opinion that each Registered Share that is newly issued pursuant to the applicable award agreement and Offer Letter will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the applicable award agreement and Offer Letter; and (iii) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the applicable award agreement and Offer Letter.
In rendering the opinion set forth in the paragraph above, we have assumed that at the time of grant of the Awards there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s Restated Certificate of Incorporation as then in effect.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP